Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-259515) and related Prospectus of Live Nation Entertainment, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 1, 2021, with respect to the consolidated financial statements of Live Nation Entertainment, Inc., and the effectiveness of internal control over financial reporting of Live Nation Entertainment, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 14, 2021